                                                                   EXHIBIT 10.24



                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                       Group Maintenance America Corp.,


                      Southeast Mechanical Service, Inc.,


                                      and


                                  The Holders
                                    of the
                           Outstanding Capital Stock
                                      of
                      Southeast Mechanical Service, Inc.



                             DATED AUGUST 18, 1997

                               TABLE OF CONTENTS
                                                                            Page


1.  THE MERGER............................................................   -1-
    1.1  The Merger.......................................................   -1-
    1.2  Effective Time of the Merger.....................................   -1-
    1.3  Closing..........................................................   -1-
    1.4  Effects of the Merger............................................   -2-
         1.4.1  At the Effective Time.....................................   -2-
         1.4.2  Effects on the Surviving Corporation......................   -2-
    1.5  Written Consents and Other Actions...............................   -2-
         1.5.1  Written Consent of the Shareholders; Other Matters........   -2-
         1.5.2  Written Consent of the Sole Shareholder of Merger Sub.....   -2-
         1.5.3  All Other Necessary Actions...............................   -3-
    1.6  Conversion of Stock..............................................   -3-
         1.6.1  Merger Sub Capital Stock..................................   -3-
         1.6.2  Cancellation of the Company Treasury Stock................   -3-
         1.6.3  Merger Consideration......................................   -3-
    1.7  Exchange of and Payment for Stock................................   -3-
         1.7.1  Delivery of Company Common Stock and Closing Merger
                  Consideration...........................................   -3-
         1.7.2  Assignments...............................................   -3-
         1.7.3  Payment In Full Satisfaction of All Rights................   -3-
    1.8  Determination of Closing Merger Consideration....................   -4-
         1.8.1  Delivery of IPO Price to Public; Statement................   -4-
    1.9  Post-Closing Determination of Final Merger Consideration.........   -4-
         1.9.1  Statement.................................................   -4-
         1.9.2  Review....................................................   -4-
         1.9.3  Disputes..................................................   -4-
         1.9.4  Resolution by Parties.....................................   -4-
         1.9.5  Final Determination.......................................   -5-
         1.9.6  Expenses..................................................   -5-

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS....   -5-
    2.1  Exhibit 2........................................................   -5-
    2.2  Stock Ownership..................................................   -5-
    2.3  Authority........................................................   -5-
    2.4  Consents.........................................................   -6-

3.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB...........   -6-
    3.1  Representations and Warranties...................................   -6-
         3.1.1  Organization..............................................   -6-
         3.1.2  Capitalization of the Parent..............................   -6-
         3.1.3  Authority.................................................   -6-
         3.1.4  Consents..................................................   -6-
         3.1.5  Defaults..................................................   -7-
         3.1.6  Investment Company........................................   -7-
         3.1.7  Financial Statements......................................   -7-
         3.1.8  Taxes.....................................................   -7-

         3.1.9  Full Authority............................................   -7-
         3.1.10  Access...................................................   -8-
         3.1.11  Disclosure...............................................   -8-
         3.1.12  Parent Material Adverse Effect...........................   -8-
         3.1.13  Tax-Free Reorganization..................................   -8-
    3.2  Representations and Warranties Concerning the Merger Sub.........   -9-
         3.2.1  Organization and Standing.................................   -9-
         3.2.2  Capital Structure.........................................   -9-
         3.2.3  Authority.................................................   -9-
         3.2.4  Consents..................................................   -9-

4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS.................   -9-
    4.1  Agreements of Shareholders to be Effective Upon Closing..........   -9-
         4.1.1  Covenant Not to Compete...................................   -9-
         4.1.2  Release...................................................  -11-
    4.2  Elimination of Expense...........................................  -11-
    4.3  Shareholder Indebtedness and Receivables.........................  -11-
    4.4  Assignment of Accounts Receivable................................  -11-
    4.5  Audit............................................................  -11-
    4.6  Pre-Closing Covenants and Agreements.............................  -11-
    4.7  Confidentiality..................................................  -11-
    4.8  Tax-Free Reorganization..........................................  -12-
    4.9  License of Company Logo..........................................  -12-
    4.10 Release of Shareholder Guaranties................................  -12-

5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES..............................  -12-
    5.1  Conditions Precedent to the Obligations of the Parent
           and Merger Sub.................................................  -12-
         5.1.1  Accuracy of Representations and Warranties................  -12-
         5.1.2  Performance of Covenants..................................  -12-
         5.1.3  Legal Actions or Proceedings..............................  -12-
         5.1.4  Approvals.................................................  -13-
         5.1.5  Closing Deliveries........................................  -13-
         5.1.6  No Casualty, Loss or Damage...............................  -13-
         5.1.7  Licenses, etc.............................................  -13-
         5.1.8  No Material Adverse Change................................  -13-
         5.1.9  IPO.......................................................  -13-
         5.1.10 Certain Corporate Actions.................................  -13-
    5.2  Conditions Precedent to the Obligations of the
           Shareholders and the Company...................................  -13-
         5.2.1  Accuracy of Representations and Warranties................  -13-
         5.2.2  Performance of Covenants..................................  -13-
         5.2.3  Approvals.................................................  -14-
         5.2.4  Closing Deliveries........................................  -14-
         5.2.5  IPO.......................................................  -14-
         5.2.6  Payment of Net Amounts to Shareholders....................  -14-
    5.3  Deliveries by the Shareholders at the Closing....................  -14-
         5.3.1  Closing Certificates......................................  -14-
         5.3.2  Stock Transfer Restriction Agreement......................  -14-
         5.3.3  Employment Agreement......................................  -14-
         5.3.4  Lease Agreement...........................................  -14-
         5.3.5  Registration Rights Agreement.............................  -14-

         5.3.6  Opinion of Counsel for the Shareholders and the Company...  -14-
         5.3.7  Documents, Stock Certificates.............................  -14-
    5.4  Deliveries by the Parent at the Closing..........................  -15-
         5.4.1  Closing Certificates......................................  -15-
         5.4.2  Stock Transfer Restriction Agreement......................  -15-
         5.4.3  Employment Agreement......................................  -15-
         5.4.4  Lease Agreement...........................................  -15-
         5.4.5  Registration Rights Agreement.............................  -15-
         5.4.6  Opinion of Counsel for the Parent and Merger Sub..........  -15-
         5.4.7  Closing Merger Consideration..............................  -16-

6.  SURVIVAL, INDEMNIFICATIONS............................................  -16-
    6.1  Survival.........................................................  -16-
    6.2  Indemnification..................................................  -16-
         6.2.1  Parent Indemnified Parties................................  -16-
         6.2.2  Parent Indemnity..........................................  -17-
    6.3  Limitations......................................................  -18-
    6.4  Procedures for Indemnification...................................  -18-
         6.4.1  Notice....................................................  -18-
         6.4.2  Legal Defense.............................................  -18-
         6.4.3  Settlement................................................  -18-
         6.4.4  Cooperation...............................................  -18-
    6.5  Subrogation......................................................  -19-

7.  TERMINATION...........................................................  -19-
    7.1  Grounds for Termination..........................................  -19-
         7.1.1  Mutual Consent............................................  -19-
         7.1.2  Optional By the Company...................................  -19-
         7.1.3  Optional By the Parent....................................  -19-
         7.1.4  Termination Because of Material Adverse Change............  -19-
         7.1.5  Breach By the Parent or Merger Sub........................  -19-
         7.1.6  Breach by the Company or the Shareholders.................  -19-
    7.2  Effect of Termination............................................  -19-

8.  MISCELLANEOUS.........................................................  -19-
    8.1  Notice...........................................................  -19-
    8.2  Further Documents................................................  -20-
    8.3  Assignability....................................................  -20-
    8.4  Exhibits and Schedules...........................................  -20-
    8.5  Sections and Articles............................................  -21-
    8.6  Entire Agreement.................................................  -21-
    8.7  Headings.........................................................  -21-
    8.8  CONTROLLING LAW..................................................  -21-
    8.9  Public Announcements.............................................  -21-
    8.10 No Third Party Beneficiaries.....................................  -21-
    8.11 Amendments and Waivers...........................................  -21-
    8.12 No Employee Rights...............................................  -21-
    8.13 Non-Recourse.....................................................  -22-
    8.14 When Effective...................................................  -22-
    8.15 Takeover Statutes................................................  -22-

    8.16 Number and Gender of Words.......................................  -22-
    8.17 Invalid Provisions...............................................  -22-
    8.18 Multiple Counterparts............................................  -22-
    8.19 No Rule of Construction..........................................  -22-
    8.20 Expenses.........................................................  -22-

Exhibit 1        Calculation of Merger Consideration
Exhibit 1.5.1    Written Consents of Shareholders
Exhibit 1.5.2    Written Consents of Merger Sub
Exhibit 1.7      Letter of Transmittal to Shareholders
Exhibit 2        Representations and Warranties of Shareholder and the Company
Exhibit 2.2      Stock Ownership
Exhibit 4.2      Expenses of the Company
Exhibit 4.6      Pre-Closing Covenants and Agreements
Exhibit 4.9      License of Company Logo
Exhibit 4.10     Release of Shareholder Guaranties
Exhibit 5.3.2    Stock Transfer Restriction Agreement
Exhibit 5.3.3    Employment Agreement
Exhibit 5.3.4    Lease Agreement
Exhibit 5.3.5    Registration Rights Agreement
Exhibit 5.3.6    Opinion of Counsel for the Shareholders
Exhibit 5.4.6    Opinion of Counsel for the Parent

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") made effective as of August ___, 1997, by and among GROUP MAINTENANCE AMERICA CORP., a Texas corporation (the "Parent"), SEMS ACQUISITION CORP., a Florida corporation ("Merger Sub"), SOUTHEAST MECHANICAL SERVICE, INC., a Florida corporation (the "Company"), and THE UNDERSIGNED HOLDERS OF ALL OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY (the "Shareholders").

    WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") pursuant to this Agreement and the applicable statutes of the States of Florida and Texas, and pursuant to the Merger each issued and outstanding share of Common Stock, [$1.00] par value per share, of the Company ("Company Common Stock") will be converted into the right to receive certain shares of common stock, $.001 par value per share, of the Parent ("Parent Common Stock"), and certain cash consideration, all as provided herein;
    WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and by the Shareholders, as the holders of all of the outstanding capital stock of the Company;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                1.  THE MERGER
    1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Florida statute (the "Applicable Corporate Law") upon the Effective Time (as defined in Section 1.2), the Company shall be merged with and Sub. Merger Sub, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

    1.2 Effective Time of the Merger. In accordance with the requirements of applicable law, appropriate Articles of Merger under the Applicable Corporate Law shall be prepared, executed and submitted for filing with the Secretary of State of the State of Florida as soon as practicable following the Closing (as defined below). The date of such filing is referred to in this Agreement as the "Effective Time."

    1.3 Closing. The closing of the Merger ("Closing") will take place at 10:00 a.m. at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas on the closing date of the Parent's IPO (as defined below), but in no event later than December 31, 1997 ("Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Merger set forth in Article 5 of this Agreement are then satisfied or waived by the applicable party. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents described in Sections 5.3 and 5.4 below. The term "IPO" means any underwritten public offering of Parent Common Stock resulting in net cash proceeds to the Parent of at least the minimum proceeds (other than any offering pursuant to any registration statement (i) relating to any capital stock of Parent or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Parent or any of its subsidiaries, (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Parent, or (iv) filed pursuant to Rule 145 under the Securities Act

                                            Agreement and Plan of Merger/Page 1
of 1933, as amended ("Securities Act"), or any successor or similar provision). The term "Minimum Proceeds" means the aggregate amount necessary to pay in full
(A) all indebtedness of Parent or any of its subsidiaries outstanding at the closing of the IPO incurred for purposes of financing any acquisitions by the Parent or any of its subsidiaries, (B) the aggregate redemption prices for the redemption of all of the Parent's preferred stock outstanding at the closing of the IPO issued by the Parent in connection with then completed acquisitions by the Parent or any of its subsidiaries, and (C) the aggregate cash payable by the Parent or any of its subsidiaries in connection with all then pending acquisitions.

    1.4    Effects of the Merger.

           1.4.1 At the Effective Time. At the Effective Time, (i) the Company shall merge with and into Merger Sub and as a result thereof, the separate existence of the Company shall cease, (ii) the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "Southeast Mechanical Service, Inc.," (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

           1.4.2 Effects on the Surviving Corporation. As of and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public as well as of a private nature previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub, and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with 607.1106, et seq., of the Applicable Corporate Law and the terms of this Agreement.

    1.5    Written Consents and Other Actions.

           1.5.1 Written Consent of the Shareholders; Other Matters. Contemporaneously with the execution hereof, the Shareholders (i) are executing and delivering to the Company a Unanimous Written Consent in substantially the form of Exhibit 1.5.1 attached hereto, and (ii) hereby acknowledge that they are aware of their dissenter's or appraisal rights with respect to the Merger and their receipt of a copy of the provisions of Section 607.0902 of the Applicable Corporate Law and have elected not to exercise such rights.

           1.5.2 Written Consent of the Sole Shareholder of Merger Sub. Contemporaneously with the execution hereof, the Parent is executing and delivering to Merger Sub a written consent of the sole shareholder of Merger Sub, in the form of Exhibit 1.5.2 attached hereto, pursuant to the applicable provisions of the Applicable Corporate Law, adopting this Agreement.

                                            Agreement and Plan of Merger/Page 2

           1.5.3 All Other Necessary Actions. In addition to the actions set forth in Sections 1.5.1 and 1.5.2, the Parent, Merger Sub and the Company will take all actions necessary in accordance with the Applicable Corporate Law and their respective articles of incorporation and bylaws to cause the Merger to be consummated on, and subject to, the terms set forth in this Agreement and the Applicable Corporate Law.

    1.6 Conversion of Stock. As of the Effective Time, by virtue of the Merger and without further action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Merger Sub:

           1.6.1 Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged at and after the Merger and immediately following the Effective Time shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

           1.6.2 Cancellation of the Company Treasury Stock. All shares of Company Common Stock that are owned by the Company or any of its subsidiaries as treasury stock shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

           1.6.3 Merger Consideration. The issued and outstanding shares of Company Common Stock (other than shares to be canceled in accordance with Section 1.6.2) shall be converted into the right to receive the Final Merger Consideration (as determined in accordance with Exhibit 1 attached hereto). The shares of Company Common Stock so converted into the right to receive the Final Merger Consideration (a "Converted Share") shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be canceled and retired and shall cease at such time to exist, and each holder of a certificate which prior to the Effective Time validly evidenced any such Converted Shares (a "Stock Certificate") shall thereafter cease to have any rights with respect to such Converted Shares, except, upon the surrender of the Stock Certificates and a duly executed and completed letter of transmittal in accordance with Section 1.7, the right to receive the Final Merger Consideration at the times and in the manner set forth herein.

    1.7    Exchange of and Payment for Stock.

           1.7.1 Delivery of Company Common Stock and Closing Merger Consideration. Prior to the Closing, the Parent will deliver to each of the Shareholders a letter of transmittal, in substantially the form attached hereto as Exhibit 1.7, to be used for the purpose of surrendering to Parent the Stock Certificates in exchange for the right to receive the Final Merger Consideration with respect to all of the Converted Shares evidenced by such Stock Certificate. All of the Company Common Stock held by each Shareholder will be surrendered by such Shareholder to the Parent together with a properly completed and executed letter of transmittal (with each signature guaranteed by a commercial bank or notarized by a notary public or similar official reasonably satisfactory to the Parent), and the Parent shall cause to be delivered to such Shareholder at the Closing the Closing Merger Consideration (determined in accordance with Exhibit 1) applicable to the Converted Shares evidenced by the Stock Certificates properly surrendered (with a properly executed and completed letter of transmittal) by such Shareholder to the Parent.

           1.7.2 Assignments. No assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock shall be made on or after the date hereof.

           1.7.3 Payment In Full Satisfaction of All Rights. The delivery of the Closing Merger Consideration to the Shareholders with respect to their Converted Shares shall be deemed to be payment in full

                                            Agreement and Plan of Merger/Page 3
satisfaction of all rights pertaining to the outstanding Converted Shares except for the right to receive additional shares of Parent Common Stock pursuant to
Section 1.9.

    1.8    Determination of Closing Merger Consideration.

           1.8.1 Delivery of IPO Price to Public; Statement. Within five business days after the Parent and its underwriters agree on the initial price to the public for a share of Parent Common Stock offered in the IPO, as set forth in an executed underwriting agreement, the Parent shall deliver to the Shareholders a written notice (the "Price Notice") setting forth such initial price to the public and a statement setting forth a calculation, reviewed by KPMG Peat Marwick LLP ("KPMG"), of the Closing Outstanding Common Stock Number (as determined in accordance with Exhibit 1 attached hereto), the Closing Per Share Common Stock Amount and the Closing Merger Consideration payable to the Shareholders at Closing (the "Statement of Closing Consideration"). The initial price to the public of a share of Parent Common Stock, as set forth in the Price Notice, and the Closing Merger Consideration as set forth in the Statement of Closing Consideration shall be final, conclusive and binding for purposes of this Agreement.

    1.9    Post-Closing Determination of Final Merger Consideration.

           1.9.1 Statement. No later than 90 days after the Closing, the Parent shall deliver to the Shareholders a statement showing the Final Outstanding Common Stock Number (as determined in accordance with Exhibit 1 attached hereto), and the Final Merger Consideration (the "Statement of Final Per Share Amounts"). Operating EBITDA shall have the meaning ascribed on
Exhibit 1.

           1.9.2 Review. After delivery to the Shareholders of the Statement of Final Per Share Amounts, the Shareholders and their representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Final Per Share Amounts, and to consult with the Parent and its representatives regarding the methods used in the preparation of the Statement of Final Per Share Amounts.

           1.9.3 Disputes. The Final Outstanding Common Stock Number and the Final Merger Consideration as shown on the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement, unless the Shareholders shall deliver to the Parent a written notice of disagreement ("Notice of Dispute") with any item or items in the Statement of Final Per Share Amounts within 20 business days following receipt of the Statement of Final Per Share Amounts, specifying in reasonable detail the nature and extent of such disagreement; provided, however, that no Notice of Dispute may be given unless the cumulative effect of such items would change the amount of the Total Consideration (as defined in Exhibit 1) by $10,000 or more. If a Notice of Dispute is not properly given within such time, the Final Outstanding Common Stock Number and the Final Merger Consideration as set forth in the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement.

           1.9.4 Resolution by Parties. If a Notice of Dispute is properly given, the Parent and the Shareholders agree to negotiate in good faith and use their best efforts to resolve any disagreement with respect to the Statement of Final Per Share Amounts. If the Parent and the Shareholders shall not reach such resolution within 30 days following receipt by the Parent of a properly given Notice of Dispute, the dispute shall be referred to any of the "big six" independent accounting firms which may be agreed to by Parent and the Shareholders ("Accountants") (other than any such firm that serves as the regular accountants for Parent, the Company or any of the Shareholders), who shall resolve such dispute within 30 days after its submission to them. In the event that Parent and the Shareholders cannot agree on the firm to serve as the Accountants, Parent and the Shareholders shall promptly refer the selection to KPMG, and the "big six" accounting firm selected by KPMG shall be the Accountants for purposes of this Agreement. The Parent and the Shareholders (if the dispute is resolved by them

                                            Agreement and Plan of Merger/Page 4
or the Statement of Final Per Share Amounts otherwise becomes final pursuant hereto without referral to the Accountants) or the Accountants (if a dispute is resolved by them) shall set forth such resolution in writing and such writing shall (i) set forth the Final Outstanding Common Stock Number and the Final Merger Consideration and (ii) be final, conclusive and binding for purposes of this Agreement. The cost of the Accountants for making such determination shall be paid by the parties in the same ratio as the resolution of the disputed items. This sharing of cost can be illustrated by the following example: Assume that the parties have been unable to agree on items which if resolved in favor of the Shareholders would increase the Total Consideration by $100,000. If the Accountants resolve all items in favor of either party, the other party will pay the costs of the Accountants. If the Accountants resolve the items such that the Total Consideration is increased by $75,000, the cost of the Accountants would be paid 75% by the Parent and 25% by the Shareholders.

           1.9.5 Final Determination. Within 10 business days following the final determination of the Final Outstanding Common Stock Number and the Final Merger Consideration as provided in this Section 1.9 (i) the Parent shall deliver to each Shareholder, as applicable, (a) the cash amount, if any, by which the aggregate of the cash amount included in the Final Merger Consideration payable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the cash amount included in the Closing Merger Consideration paid to such Shareholder at the Closing, and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the number of shares of Parent Common Stock included in the Final Merger Consideration deliverable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the number of shares of Parent Common Stock included in the Closing Merger Consideration delivered to such Shareholder at the Closing, or
(ii) the Shareholder shall deliver to the Parent, as applicable, (a) the cash amount, if any, by which the aggregate of the cash amount included in the Closing Merger Consideration paid to such Shareholder at the Closing exceeds the aggregate of the cash amount included in the Final Merger Consideration payable to such Shareholder, as finally determined pursuant hereto, and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the number of shares of Parent Common Stock included in the Closing Merger Consideration delivered to such Shareholder at the Closing exceeds the aggregate of the number of shares of Parent Common Stock included in the Final Merger Consideration deliverable to such Shareholders, as finally determined pursuant hereto.

           1.9.6 Expenses. The Parent and the Shareholders shall each pay their own costs incurred in connection with this Section 1.9, including the fees and expenses of their respective attorneys and accountants, if any.

                      2.  REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANY AND THE SHAREHOLDERS

    The Company and each of the Shareholders hereby represent and warrant to the Parent and Merger Sub as follows:

    2.1 Exhibit 2. The Company and each Shareholder represent that the statements in Exhibit 2 attached hereto are true and correct.

    2.2 Stock Ownership. The Company and each Shareholder represent that such Shareholder owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside such Shareholder's name on Exhibit 2.2 and such shares are so held by him free and clear of all liens, encumbrances and adverse claims whatsoever.

    2.3 Authority. Each Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by him (each a "Shareholder Related Document") and (ii)

                                            Agreement and Plan of Merger/Page 5
consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by him and constitutes, and each Shareholder Related Document to which he is a party, when duly executed and delivered by him will constitute, legal, valid and binding obligations enforceable against him in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

    2.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by him of this Agreement or any Shareholder Related Document to which he is a party, except for the filing of the Articles of Merger under Applicable Corporate Law. The execution, delivery and performance by him of this Agreement and the Shareholder Related Documents to which he is a party do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which he is a party or by which he or his assets or properties may be bound or affected or any law, rule or regulation applicable to him or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over him.

                      3.  REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

    3.1 Representations and Warranties. The Parent hereby represents and warrants to the Shareholders and the Company as follows:

           3.1.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Parent is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a Parent Material Adverse Effect (as defined below).

           3.1.2 Capitalization of the Parent. The total authorized capital stock of Parent is as set forth and described in Parent's confidential information statement delivered to Shareholders in connection with the transactions contemplated by this Agreement. The outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly and validly issued and are fully paid and non-assessable.

           3.1.3 Authority. The Parent has the requisite, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "Parent Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Parent and constitutes, and all the Parent Related Documents, when executed and delivered by the Parent will constitute, legal, valid and binding obligations of the Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

           3.1.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Parent of this Agreement or the Parent Related Documents or the consummation by the Parent of the transactions contemplated hereby, except for (i) the filing of the Parent's registration statement with respect to the IPO ("Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required

                                            Agreement and Plan of Merger/Page 6
pursuant to, state securities or "blue sky" laws in connection with the IPO, and
(ii) the filing of the Articles of Merger with the Secretary of State of Florida.

           3.1.5 Defaults. The Parent is not in default under or in violation of, and the execution, delivery and performance of this Agreement and the Parent Related Documents and the consummation by the Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which the Parent is a party or by which the Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to the Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over the Parent, which default or violation prevents the Parent from consummating the transactions contemplated hereby or is reasonably likely to have a Parent Material Adverse Effect.

           3.1.6 Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           3.1.7 Financial Statements. The Parent has provided certain financial statements to the Shareholders ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent. Such Balance Sheets present accurately and fairly in all material respects the financial condition of the Parent as of the dates indicated thereon, and such Statements of Earnings and Retained Earnings present accurately and fairly in all material respects the results of the Parent's operations for the periods indicated thereon. The Parent does not have any material liabilities or obligations of a type which should be included in or reflected on such financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements.

           3.1.8 Taxes. The Parent and each of its Subsidiaries have either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character, attributable or relating to the properties and business of the Parent for the period ended December 31, 1996.

           3.1.9 Full Authority. The Parent has the corporate power and authority and has obtained all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law, as defined in Exhibit 2) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, except such licenses, permits, qualifications or other documentation, the failure to obtain which is not reasonably likely to result in a Parent Material Adverse Effect, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts that would give rise to a violation thereof or a liability or default thereunder that is reasonably likely to have a Parent Material Adverse Effect.

                                            Agreement and Plan of Merger/Page 7

           3.1.10 Access. The Parent has cooperated fully in permitting the Shareholders and their representatives to make a full investigation of the properties, operations and financial condition of the Parent and has afforded the Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Parent.

           3.1.11 Disclosure. No representation or warranty by the Parent in this Agreement, and no statement contained in any certificate delivered by the Parent to the Shareholders pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

           3.1.12 Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Parent and its consolidated subsidiaries, taken as a whole in an amount of $100,000 or more.

           3.1.13 Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the
Code:

           (i) The Parent has no plan or intention to sell, exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of its Surviving Corporation Common Stock except for transfers of Surviving Corporation Common Stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

           (ii) The Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

           (iii) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

           (iv) Except as provided in Section 8.20 below, if the Merger is effected, the Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

           (v) The Parent Common Stock that will be issued in connection with the Merger is voting stock within the meaning of Section 368(c) of the Code.

           (vi) At the Effective Time, neither the Parent nor Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub which, if exercised or converted, would affect the Parent's acquisition or retention of control of the Surviving Corporation.

           (vii) Neither the Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F) of the Code.

                                            Agreement and Plan of Merger/Page 8

           (viii) None of the Parent Common Stock received by Shareholders as a part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

           (ix) Neither the Parent nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

    3.2 Representations and Warranties Concerning the Merger Sub. The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Shareholders and the Company as follows:

           3.2.1 Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

           3.2.2 Capital Structure. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.

           3.2.3 Authority. Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

           3.2.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Merger Sub of this Agreement or the consummation by Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Registration Statement with the SEC pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required pursuant to, state securities or "blue sky" laws in connection with the IPO, and (ii) the filing of the Articles of Merger with the Secretary of State of Florida.

           4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS

    4.1 Agreements of Shareholders to be Effective Upon Closing. Effective upon Closing, and without further action on the part of any party or other person, each Shareholder covenants and agrees as follows:

           4.1.1 Covenant Not to Compete. For the considerations specified in this Agreement and in recognition that the covenants by the Shareholders in this Section are a material inducement to the Parent to enter into and perform this Agreement:

           (i) David J. Oliver, IV agrees that for the period from the Closing Date to the later to occur of (1) three years after the Closing Date or (2) two years following any termination of the employment relationship by the Company, he will not represent, engage in, carry on, or have a financial interest in,

                                            Agreement and Plan of Merger/Page 9
    directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, officer, director, trustee, manager, employee, agent, associate or consultant, any business that involves indoor air quality, heating, ventilation and air conditioning, mechanical construction, plumbing, sewer cleaning, or electrical contracting (the "Business") within a 100 mile radius of the Company's current headquarters in Hollywood, Florida; provided, however, if (i) the Company terminates the Employment of David J. Oliver, IV without Cause (as defined in the Employment Agreement) or (ii) David J. Oliver, IV terminates his employment with the Company for Employee Cause (as defined in the Employment Agreement), then the applicable non-compete period following such termination shall be the same as the period over which the Company is required to provide benefits under terms of the Employment Agreement in the event of termination without cause; and provided further, that if Employee's employment terminates at the expiration of the initial term or any renewal term of Employee's employment agreement with the Company, there shall be no applicable non-compete period after such termination of employment.

           (ii) Each of James H. Cottom and William Catron (individually, a "Non-Employee Shareholder," and collectively, the "Non-Employee Shareholders") agrees that for the period of three years following the Closing Date, he will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, officer, director, trustee, manager, employee, agent, associate or consultant, any Business within a 100 mile radius of the Company's current headquarters in Hollywood, Florida; provided, however, that the Non-Employee Shareholders and their current and future affiliates shall be permitted to engage in the business of commercial and institutional mechanical construction as currently conducted by such affiliated companies, and such business activity shall not result in violation of their covenants not to compete contained hereinabove; and provided, further, that the foregoing covenants not to compete shall cease to be binding on affiliates of the Non-Employee Shareholders at such time as the Non-Employee Shareholders cease to be owners of such affiliates.

           (iii) During the three year term set forth in this Subsection 4.1.1(ii) above and following the expiration thereof, none of the Non-Employee Shareholders, Southeast Mechanical Contractors, Inc. ("SMC"), nor any of their affiliates will market commercial HVAC maintenance services of the nature conducted by the Company under any name using "Southeast Mechanical" in (1) Dade, (2) Braword and (3) Palm Beach Counties, Florida except to prior commercial or institutional mechanical construction customers of SMC. In that regard, the Non-Employee Shareholders will cause SMC to observe and comply with the covenant provided in the immediately preceding sentence in all events, including following any future sale of SMC by the Non-Employee Shareholders.

           (iv) Each Non-Employee Shareholder agrees that he shall, and that he shall cause each affiliate in which he, alone or together with the other Non-Employee Shareholder, owns a majority interest to, use their and his reasonable efforts to refer to the Company all HVAC mechanical service and maintenance business for a period of three years following the Closing Date.

           (v) Each Shareholder agrees that the limitations set forth herein on such Shareholder's rights to compete with the Parent and its affiliates as set forth in this Section 4.1.1 are reasonable and necessary for the protection of Parent and its affiliates. In this regard, each Shareholder specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on the Shareholder's activities specified herein, are reasonable and necessary for the protection of the Parent and its affiliates.

                                            Agreement and Plan of Merger/Page 10

    Each Shareholder agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

           (vi) Each Shareholder agrees that the remedy at law for any breach by such Shareholder of this Section 4.1.1 will be inadequate and that the Parent shall be entitled to injunctive relief.

           4.1.2 Release. Effective as of the Effective Time, the Shareholders do hereby (i) release, acquit and forever discharge the Surviving Corporation from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Effective Time ("Existing Claims"), including, without limitation, any claim for indemnity or contribution from the Surviving Corporation in connection with the obligations or liabilities of the Shareholders hereunder, except for salary and benefits payable to a Shareholder as an employee in the ordinary course of business and except for Existing Claims of the Shareholders as employees which are not known, and which in the exercise of due diligence could not reasonably be expected to be known as of the date of this Agreement, to the extent, but only to the extent, that such Existing Claims are covered by insurance of the Company or the Surviving Corporation; (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock and agree that any and all such agreements are terminated as of the Effective Time, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

    4.2 Elimination of Expense. Prior to Closing, the Shareholders will produce evidence to the satisfaction of the Parent and its lenders that the expenses of the Company as described on Exhibit 4.2 hereto have been eliminated as expenses of the Company as of and following the Closing Date.

    4.3 Shareholder Indebtedness and Receivables. Immediately prior to Closing, the Shareholders shall cause to be paid in full in cash all accounts payable, notes payable and advances payable by any Shareholder to the Company and the Company shall pay in full in cash all accounts payable, notes payable and advances payable by the Company to any Shareholder.

    4.4 Assignment of Accounts Receivable. Within 90 days after the Closing Date, Parent may elect to assign to Shareholders any accounts receivable that were part of the calculation of Current Assets (as determined in accordance with Exhibit 1 attached hereto) and which remain uncollected for 60 days or more, and Shareholders shall purchase such accounts receivable from Parent for cash in the amount of the uncollected face amount. Thereafter, the Surviving Corporation shall use reasonable efforts to assist the Shareholders in collecting such receivables, provided that the Surviving Corporation shall not be required to make any expenditures in connection with such assistance.

    4.5 Audit. Prior to Closing, KPMG shall complete an audit of the Company through June 30, 1997 and such additional review work as may be requested by the Parent through and including the Closing Date (or other periods subsequent to June 30, 1997), and provide its report to the Parent and the Shareholders.

    4.6 Pre-Closing Covenants and Agreements. The Shareholders and the Company jointly and severally agree as set forth in Exhibit 4.6 attached hereto.

    4.7 Confidentiality. Prior to the Effective Time, none of the Parent, Merger Sub, the Company or the Shareholders will disclose the terms of this Agreement or the Merger to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The

                                            Agreement and Plan of Merger/Page 11

Company may make appropriate disclosures of the general nature of the Merger to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Parent and Merger Sub may disclose pertinent information regarding the Merger to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, financing related to the IPO or other offerings of its securities may describe this Agreement and the transactions contemplated hereby in any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of the Merger and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to written employee presentations concerning the prospective merger.

    4.8 Tax-Free Reorganization. Unless the other parties shall otherwise agree in writing, none of the Shareholders, the Parent, Merger Sub, the Company or the Surviving Corporation shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a reorganization withing the meaning of Section 368(a) of the Code.

    4.9 License of Company Logo. On the Closing Date, the Shareholders will cause Southeast Mechanical Contractors, Inc. to execute a non-exclusive license agreement authorizing Parent and the Surviving Corporation to use the trademark and logo set forth on Exhibit 4.9 hereto to the extent of its rights therein without charge. The license agreement shall not contain representations or warranties regarding the rights of licensor in the licensed property.

    4.10   Release of Shareholder Guaranties.  Within 30 days after the
Closing Date, Parent will cause the Shareholders to be released from any liability under personal guaranties of the indebtedness of the Company; provided that the indebtedness so guaranteed does not exceed funded debt on the books of the Company.

                 5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES

    5.1 Conditions Precedent to the Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Parent in writing to the extent permitted by applicable law:

           5.1.1 Accuracy of Representations and Warranties. Except as set forth in the certificate to be delivered at Closing, the representations and warranties of the Shareholders and the Company contained in this Agreement, in
Exhibit 2 and the Disclosure Schedule referred to therein and the other Exhibits provided by the Shareholders or the Company pursuant to this Agreement or in any closing certificate or document delivered to the Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect and listing any exception thereto.

           5.1.2 Performance of Covenants. Except as set forth in the certificate to be delivered at Closing, the Shareholders and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect and listing any exception thereto.

           5.1.3 Legal Actions or Proceedings. Except as set forth in the certificate to be delivered at Closing, no legal action or proceeding shall have been instituted after the date hereof against the Company or

                                            Agreement and Plan of Merger/Page 12
against the Parent or Merger Sub arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a Company Material Adverse Effect or (iii) to have a Parent Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement, and the Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect and listing any exception thereto.

           5.1.4 Approvals. Except as set forth in the certificate to be delivered at Closing, the Company and the Shareholders shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Company Related Documents and the Shareholder Related Documents) by the Company and the Shareholders prior to the Closing Date, and Shareholders and the Company shall each have delivered to the Parent and the Merger Sub a certificate to that effect and listing any exception thereto.

           5.1.5 Closing Deliveries. All documents required to be executed or delivered at Closing by the Shareholders pursuant to Section 5.3 of this Agreement shall have been so executed and delivered.

           5.1.6 No Casualty, Loss or Damage. No material casualty, loss or damage shall have occurred on or prior to the Effective Time to any of the properties or assets of the Company.

           5.1.7   Licenses, etc.   The Company shall have obtained all such
licenses and permits as are legally required for the continued operation of the business after the Effective Time, except such licenses and permits, the absence of which will not have a Company Material Adverse Effect.

           5.1.8 No Material Adverse Change. Since December 31, 1996, there shall not have been any event that in the reasonable judgment of the Parent materially adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of the Company.

           5.1.9 IPO. The Parent shall have completed the IPO on terms acceptable to it, and the net proceeds thereof shall have been received by the Parent.

           5.1.10 Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered.

    5.2 Conditions Precedent to the Obligations of the Shareholders and the Company. The obligations of the Shareholders and the Company under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Shareholders and the Company in writing:

           5.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement or in any closing certificate or document delivered to the Shareholders or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Parent and Merger Sub shall have delivered to the Shareholders and the Company a certificate to that effect.

           5.2.2   Performance of Covenants.   Parent and Merger Sub shall have
performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date

                                            Agreement and Plan of Merger/Page 13
and the Parent and Merger Sub shall have delivered to the Shareholders and the Company a certificate to such effect.

           5.2.3 Approvals. The Parent shall have procured all of the consents, approvals and waivers specified in Section 3.1.4 prior to the Closing Date, and the Parent shall deliver to the Shareholders and the Company a certificate to that effect.

           5.2.4 Closing Deliveries. All documents and the Closing Merger Consideration required to be executed or delivered at Closing by the Parent pursuant to Section 5.4 of this Agreement shall have been so executed and delivered.

           5.2.5 IPO. The Parent shall have completed the IPO on terms acceptable to it, and the net proceeds thereof shall have been received by the Parent.

           5.2.6 Payment of Net Amounts to Shareholders. The Parent, or Merger Sub as the surviving corporation, shall pay to the Shareholders in cash the net amount owing by the Company to each Shareholder as indicated on the books of the Company; provided, however the aggregate amount of such payments to all Shareholders, collectively, shall not exceed $372,000, reduced by the amount of shareholder payables to the Company, if any, at the Closing Date.

     5.3 Deliveries by the Shareholders at the Closing. At the Closing, simultaneously with the deliveries by the Parent specified in Section 5.4 below, and in addition to any deliveries required to be made by the Shareholders and the Company pursuant to any other transaction document at the Closing, the Shareholders shall deliver or cause to be delivered to the Parent the following:

           5.3.1 Closing Certificates. The Shareholders and the Company shall deliver the certificates required pursuant to Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5.

           5.3.2 Stock Transfer Restriction Agreement. Each Shareholder shall execute and deliver a Stock Transfer Restriction Agreement on the Closing Date, effective as of the Effective Time, substantially in the form set forth in
Exhibit 5.3.2.

           5.3.3 Employment Agreement. David J. Oliver, IV shall execute and deliver an Employment Agreement with the Company on the Closing Date, effective as of the Effective Time, substantially in the form set forth in Exhibits 5.3.3.

           5.3.4 Lease Agreement. The Shareholders shall cause the owner of the property located at 2100 S. W. 57th Terrace, Hollywood, Florida 33023, to execute and deliver a lease agreement with the Company in the form attached as
Exhibit 5.3.4.

           5.3.5 Registration Rights Agreement. Each Shareholder shall execute and deliver a Registration Rights Agreement at the Closing, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.5 attached hereto, as applicable.

           5.3.6   Opinion of Counsel for the Shareholders and the Company.
The Shareholders shall deliver the favorable opinion of White & Case, counsel to the Shareholders and the Company, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit 5.3.6 attached hereto.

           5.3.7 Documents, Stock Certificates. The Shareholders shall execute and deliver, and shall cause the Company to execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or its officers or directors or any Shareholder at the

                                            Agreement and Plan of Merger/Page 14

Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under Section 4. Stock Certificates representing all of the outstanding Company Common Stock and a properly executed and completed letter of transmittal shall be delivered by the Shareholders to the Parent.

    The Parent and the Merger Sub may terminate this Agreement if in their reasonable judgment the items disclosed on the certificates required to be delivered by the Shareholders and the Company pursuant to Section 5.3.1, individually or collectively, materially adversely affects the properties, assets, financial condition, results of operations, cash flows, business or prospects of the Company. In such event all parties to this Agreement shall be relieved of all obligations hereunder except for the provisions of Section 8.20 which shall survive such termination.

    The consummation of the Closing shall not be deemed to be a waiver by the Parent or the Surviving Corporation of any of their rights or remedies hereunder for any breach of warranty, covenant or agreement by the Company or the Shareholders herein irrespective of any knowledge of or investigation made by or on behalf of the Parent or Merger Sub, except to the extent that a specified breach of the Company or the Shareholders of a specifically identified representation, warranty, covenant or agreement herein shall be identified on a certificate delivered to Parent and the Merger Sub at Closing by the Company or the Shareholders. If the Parent and the Merger Sub elect to consummate the Closing, the Parent and the Merger Sub shall be deemed to have waived their rights and remedies hereunder for, and the Company and the Shareholders shall have no liability or obligation to the Parent or the Merger Sub with respect to any such specifically identified breach to the extent so identified by the Company or the Shareholders.

    5.4 Deliveries by the Parent at the Closing. At the Closing, simultaneously with the deliveries by the Shareholders specified in Section 5.3 above, and in addition to any other deliveries to be made by the Parent and Merger Sub pursuant to any other transaction document at the Closing, the Parent shall deliver or cause to be delivered to the Shareholders the following:

           5.4.1 Closing Certificates. The Parent and Merger Sub shall deliver the certificates required pursuant to Sections 5.2.1, 5.2.2, 5.2.3 and 5.2.4.

           5.4.2 Stock Transfer Restriction Agreement. The Company shall execute and deliver a Stock Transfer Restriction Agreement with each Shareholder on the Closing Date, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.2.

           5.4.3 Employment Agreement. The Company shall execute and deliver an Employment Agreement with the David J. Oliver, IV on the Closing Date, effective as of the Effective Time, substantially in the form set forth in Exhibits 5.3.3.

           5.4.4 Lease Agreement. The Company, as lessee, shall execute and deliver a lease agreement in the form attached as Exhibit 5.3.4 with respect to the property located at 2100 S. W. 57th Terrace, Hollywood, Florida 33023, with the owner of thereof.

           5.4.5 Registration Rights Agreement. The Parent shall execute and deliver to each of the Shareholders a Registration Rights Agreement at the Closing, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.5.

           5.4.6 Opinion of Counsel for the Parent and Merger Sub. The Parent shall deliver the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, dated the Effective Time, substantially in the form and to the effect set forth in Exhibit 5.4.6.

                                            Agreement and Plan of Merger/Page 15

           5.4.7 Closing Merger Consideration. The Parent shall deliver the Closing Merger Consideration to the Shareholders.

    The consummation of the Closing shall not be deemed to be a waiver by the Shareholders of any of their rights or remedies hereunder for any breach of warranty, covenant or agreement by the Parent or Merger Sub herein irrespective of any knowledge of or investigation made by or on behalf of the Shareholders, except to the extent that a specified breach of the Parent or Merger Sub of a specifically identified representation, warranty, covenant or agreement herein shall be identified on a certificate delivered to Shareholders at Closing by the Parent or Merger Sub. If the Shareholders and the Company elect to consummate the Closing, the Company and the Shareholders shall be deemed to have waived their rights and remedies hereunder for, and the Parent and Merger Sub shall have no liability or obligation to the Shareholders or the Company with respect to, any such specifically identified breach, to the extent so identified by the Parent or Merger Sub.

                         6. SURVIVAL, INDEMNIFICATIONS

    6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Shareholders and the Company herein and in the Shareholder Related Documents and the Company Related Documents (as defined in Exhibit 2) other than those of the Shareholders and the Company in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 6, 11, 12 and 18 of Exhibit 2 shall survive for a period of 12 months after the date hereof. The representations and warranties of the Shareholders and the Company contained in Section 11 shall survive for a period of 18 months after the date hereof. The representations and warranties of the Shareholders and the Company contained in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 6, 12 and 18 of Exhibit 2 shall survive for five years. The representations and warranties of the Parent herein and in the Parent Related Documents, other than those in Sections 3.1.3 and 3.1.4, shall survive for a period of 12 months after the date hereof and the representations and warranties of the Parent contained in Sections 3.1.3 and 3.1.4 shall survive for five years. The periods of survival of the representations and warranties as stated above in this Section 6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein (including but not limited to Exhibit 4.6) and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

    6.2    Indemnification.

           6.2.1 Parent Indemnified Parties. Subject to the provisions of Sections 6.1 and 6.3 hereof, the Shareholders, jointly and severally with respect to representations regarding the Company, and severally with respect to their individual representation, shall indemnify, save and hold harmless the Parent, the Surviving Corporation, Merger Sub and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Parent Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on cash flow or earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                                            Agreement and Plan of Merger/Page 16

           (i) the breach of any covenant of a Shareholder or the Company or the failure by a Shareholder or the Company to perform any obligation of a Shareholder or the Company contained herein or in any Company Related Document or Shareholder Related Document executed by such Shareholder;

           (ii) any inaccuracy in or breach of any representation or warranty of any Shareholder contained herein or in any Shareholder Related Document executed by such Shareholder;

           (iii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in any Company Related Document;

           (iv) indemnification payments made by the Company or the Surviving Corporation to the Company's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing; and

           (v) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by the Company and not (a) disclosed in the Disclosure Schedule or (b) disclosed in the Company Financial Statements (as defined in Exhibit 2).

Notwithstanding anything herein to the contrary (i) the Parent Indemnified Parties shall not be entitled to indemnification unless and until the Losses exceed $50,000 in the aggregate, in which event the Parent Indemnified Parties shall be entitled to indemnification for all Losses in excess of $10,000 in the aggregate, and (ii) the maximum liability of the Shareholders pursuant to this
Section 6.2.1 shall in no event exceed the amount of the Total Consideration as defined in Exhibit 1. The foregoing indemnities shall not limit or otherwise affect the rights of Shareholders with respect to indemnity for Losses under
Section 6.2.2.


           6.2.2 Parent Indemnity. Subject to the provisions of Sections 6.1 and 6.3, the Parent shall indemnify, save and hold harmless the Shareholders and the Shareholders' heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:

           (i) any breach of any covenant of the Parent or Merger Sub or the failure by the Parent or Merger Sub to perform any of its obligations contained herein or in the Parent Related Documents;

           (ii) any inaccuracy in or breach of any representation or warranty of the Parent or Merger Sub contained herein or in the Parent Related Documents; and

           (iii) any act, omission, event, condition or circumstance occurring or existing at any time after (but not on or before) the Effective Time and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iii) shall not apply to any Losses to the extent that such Losses result from any Shareholder's acts or omissions after the Effective Time as an officer, director and/or employee of the Parent, the Surviving Corporation and/or any other affiliate of the Parent.

Notwithstanding anything to the contrary herein, (i) the Shareholders shall not be entitled to indemnification unless the Losses exceed $50,000 in the aggregate, in which event the Shareholders shall be entitled to indemnification for all Losses in excess of $10,000 in the aggregate, and (ii) the maximum liability of the Parent and Merger Sub pursuant to this Section 6.2.2 shall in no event exceed the amount of the Total Consideration as defined in Exhibit 1. The foregoing indemnities shall not limit or otherwise adversely affect the Parent Indemnified Parties' rights of indemnity for Losses under Section 6.2.1.

                                            Agreement and Plan of Merger/Page 17

    6.3    Limitations.  The aggregate liability of the Shareholders under
Section 6.2.1 shall not exceed the cash amount equal to the Final Merger Consideration with the Parent Common Stock being valued at the IPO Price for such purpose. The aggregate liability of the Parent under Section 6.2.2 shall not exceed the cash amount equal to the Final Merger Consideration with the Parent Common Stock being valued at the IPO Price for such purpose.

    6.4    Procedures for Indemnification.

           6.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 6.4.1 shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

           6.4.2 Legal Defense. The Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Shareholders shall at all times have the right, at their option, to participate fully therein, and (ii) if the Parent does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Shareholders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

           6.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Parent Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company or the Surviving Corporation and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

           6.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to

                                            Agreement and Plan of Merger/Page 18
 which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

    6.5 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates (as defined in Exhibit 2) any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

                                7.  TERMINATION

    7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

           7.1.1 Mutual Consent. By the written agreement of the Company and the Parent; or

           7.1.2 Optional By the Company. By the Company by written notice to the Parent, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Company nor any Shareholder has breached this Agreement or has failed to perform any of its, his or her obligations under this Agreement;

           7.1.3 Optional By the Parent. By the Parent, by written notice to the Company, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Parent nor Merger Sub has breached this Agreement or has failed to perform any of its obligations under this Agreement;

           7.1.4 Termination Because of Material Adverse Change. By Parent and Merger Sub, pursuant to provisions of Section 5.3.7, or by Shareholders and the Company, pursuant to provisions of Section 5.4.4.

           7.1.5 Breach By the Parent or Merger Sub. By the Company, by written notice to the Parent, if either the Parent or Merger Sub has breached this Agreement or failed to perform any of its obligations under this Agreement; or

           7.1.6 Breach by the Company or the Shareholders. By the Parent, by written notice to the Company, if either the Company or any Shareholder has breached this Agreement or has failed to perform any of its, his or her obligations under this Agreement.

    7.2 Effect of Termination. If this Agreement is terminated as permitted under Section 7.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement except as otherwise provided by this Agreement.

                                            Agreement and Plan of Merger/Page 19

                               8. MISCELLANEOUS

    8.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below:

     To the Shareholders:                             With a copy to:

       Mr. David J. Oliver, IV                        K. Lawrence Gragg
       c/o Southeast Mechanical Service, Inc.         White & Case
       2100 S. W. 57th Terrace                        200 South Biscayne Blvd.,
       Hollywood, Florida  33023                      Suite 4900
       Telecopy: (954) 981-2427                       Miami, Florida  33131
                                                      Telecopy: (305) 358-5744
       Mr. James H. Cottom
       Mr. William Catron
       2120 S. W. 57th Terrace
       Hollywood, Florida  33023

     To the Parent:

       Group Maintenance America Corp.
       1800 West Loop South, Suite 1375
       Houston, Texas 77027
       Attn: President

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

    To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 8.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

    8.2 Further Documents. The Shareholders shall, at any time and from time to time after the date hereof, upon request by the Parent and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Shareholders hereunder.

    8.3 Assignability. No Shareholder shall assign this Agreement in whole or in part without the prior written consent of the Parent, except by the operation of law. The Parent may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of either Shareholder or the Company. After the Effective Time, the Surviving Corporation may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of any of the Shareholders.

    8.4    Exhibits and Schedules.   The Exhibits and Schedules (and any
appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

                                            Agreement and Plan of Merger/Page 20

    8.5 Sections and Articles. Unless the context otherwise requires, all Sections, Articles and Exhibits referred to herein are, respectively, sections and articles of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedule.

    8.6 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

    8.7 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

    8.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW MANDATORILY APPLIES WITH RESPECT THERETO.

    8.9 Public Announcements. After the Effective Time, no Shareholder shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof.

    8.10   No Third Party Beneficiaries.   Except as set forth in Article 6, no
person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

    8.11 Amendments and Waivers. This Agreement may be amended by the Parent, Merger Sub and the Company, by action taken by their Boards of Directors to the extent permitted by applicable law; provided, however, that no such amendment shall (i) alter or change any provision of this Agreement, the alteration or change of which must be adopted by the holders of capital stock of the Company under the certificate or articles of incorporation of the Company or the Applicable Corporate Law, or (ii) alter or change this Section 8.11, unless each such alteration or change is adopted by the holders of shares of capital stock of the Company as may be required by the certificate or articles of incorporation of the Company or the Applicable Corporate Law. Prior to the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent, Merger Sub, the Company and the Shareholders. After the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent and the Shareholders. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

    8.12 No Employee Rights. Except as provided herein, nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified

                                            Agreement and Plan of Merger/Page 21
period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

    8.13 Non-Recourse. No recourse for the payment of any amounts due contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of the Parent or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement.

    8.14 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Parent, Merger Sub, the Company and the Shareholders.

    8.15 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

    8.16 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

    8.17 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

    8.18 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

    8.19 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

    8.20 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that the Company may pay the costs of any broker, legal counsel, accountants, or other advisors engaged by the Shareholders and shall pay fees and expenses associated with the accounting and auditing fees and expenses of KPMG up to a maximum of $20,000; and provided further that all fees, costs and expenses accrued by the Company but not yet paid (including such accounting and auditing fees and expenses of KPMG) in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby and the costs of any such broker, legal

                                            Agreement and Plan of Merger/Page 22
counsel, accountants, or other advisors shall be included in current liabilities for purposes of determining Working Capital. Notwithstanding the foregoing, if the representations and warranties of the Company and the Shareholders are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to exceptions which may be described on the certificates to be delivered at Closing) and the Company and the Shareholders have performed or offered to perform all of their agreements and covenants herein, and the Parent refuses to conclude the transactions contemplated by this Agreement, the accounting and auditing fees and expenses of KPMG will be paid by the Parent.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                              PARENT:

                              GROUP MAINTENANCE AMERICA CORP.


                              By:
                                 -----------------------------------------------
                                 Chester J. Jachimiec, Executive Vice President

                              MERGER SUB:

                              SEMS ACQUISITION CORP.

                              By:
                                 -----------------------------------------------
                                 Chester J. Jachimiec, Vice President

                              SHAREHOLDERS:

                              /s/DAVID J. OLIVER, IV
                              --------------------------------------------------
                              David J. Oliver, IV, as Shareholder

                              /s/JAMES H. COTTOM
                              --------------------------------------------------
                              James H. Cottom, as Shareholder

                              /s/WILLIAM L. CATRON
                              --------------------------------------------------
                              William L. Catron, as Shareholder

                              COMPANY:

                              SOUTHEAST MECHANICAL SERVICE, INC.


                              By: /s/DAVID J. OLIVER, IV
                                 -----------------------------------------------
                              David J. Oliver, IV, President


                                            Agreement and Plan of Merger/Page 23